Contact:
The Ruth Group	Arno Therapeutics
Lee Roth (investors)	Glenn Mattes
lroth@theruthgroup.com	gm@arnothera.com
(646) 536-7012	(862) 703-7176

Kirsten Thomas (media)
kthomas@theruthgroup.com
(646) 536-7014

Arno Therapeutics Appoints Lawrence A. Kenyon Chief Financial Officer

FLEMINGTON, NJ – February 27, 2014 – Arno Therapeutics, Inc. (OTCQB: ARNI), a clinical stage biopharmaceutical company focused on the development of oncology therapeutics, today announced that it has expanded its management team with the appointment of Lawrence A. Kenyon as Chief Financial Officer. Mr. Kenyon will report to President and Chief Executive Officer Glenn Mattes, and will direct financial reporting and controls. During a finance and accounting career spanning 25 years, Mr. Kenyon has spent over a decade leading the financial function at publicly-traded healthcare companies including several in the oncology space.

Glenn Mattes, President and Chief Executive Officer of Arno Therapeutics, said, “Larry has a proven track record of leading the financial development initiatives at dynamic, clinical-stage companies in the biotechnology and pharmaceuticals arena, including a wealth of public company experience. He joins other recent strategic appointments, including Joseph Bisaha and David Jackson, both of whom joined the Company earlier this year as VP Clinical Operations and Project Management and VP Diagnostics, respectively, to form a leadership team that we believe is more than capable of taking Arno to the next level of success.

Mr. Mattes continued, “We are confident that Larry will be a key addition to our team as Arno continues to make significant clinical strides through active enrollment of patients in our Phase I trial of onapristone in women with progesterone positive solid tumors and final preparations to enroll the first patient in our Phase I/II study of onapristone for the treatment of advanced castration-resistant prostate cancer. We also continue to make substantive progress in the development of a companion diagnostic that will enable us to more effectively identify patients most likely to benefit from onapristone treatment, which will support both our near-term clinical initiatives as well as the eventual commercialization of onapristone as a novel, personalized therapeutic for the treatment of men’s and women’s cancers. Larry’s deep expertise in SEC compliance and financial reporting, and strong relationships with the investment community should prove invaluable in our ongoing efforts to raise Arno’s profile as we move forward.”

Mr. Kenyon joins Arno with 25 years of senior-level finance and accounting experience. Most recently, he was Interim President and CEO, CFO and Corporate Secretary at Tamir Biotechnology, Inc. a publicly-traded developer of oncology and anti-infective therapeutics, where he led a turnaround, including a successful recapitalization effort and expedited a proof-of-concept study for the Company’s lead product candidate. Prior to that, he was Executive Vice President and CFO of NYSE-listed PAR Pharmaceutical Companies, Inc., a developer of generic and branded specialty pharmaceuticals, and Executive Vice President, CFO and Corporate Secretary of Neopharm, Inc. a NASDAQ-listed developer of oncology therapeutics, where he played an important role in the development and implementation of the Company’s growth strategy through the formation of strategic partnerships and financing initiatives. In his career, Kenyon has led negotiations on multiple licensing initiatives, including a $225 million agreement for Alfacell Corporation, the predecessor to Tamir Biotechnology, and has spearheaded capital markets efforts resulting in an aggregate of nearly $250 million raised. He holds a BBA in Accounting from the University of Wisconsin-Whitewater, and is a certified public accountant.

Mr. Kenyon added, “I am thrilled to join Arno at such an important time in the Company’s development. The Company has a dynamic, highly-capable leadership team and a clearly-defined clinical path focused on the concurrent, separate Phase I trials evaluating its lead compound onapristone in progesterone receptor positive tumors and prostate cancer. I believe that there is significant potential for growth in the long-term, in conjunction with the ongoing advancement of onapristone and development of the companion diagnostic. I am grateful for the opportunity to become part of Arno’s management team and look forward to playing a role in the Company’s future success.”

About Onapristone

Onapristone has the potential to be the first approved anti-progestin for oncology indications and provide chemotherapy-sparing treatment to cancer patients who express a specific biomarker, as detected by a companion diagnostic under development. Onapristone is an oral, anti-progestin hormone blocker that has been shown in previous clinical trials to have anti-tumor activity in patients with breast cancer. Onapristone appears to have a unique ability to block the activation of the progesterone receptor, which is believed to be a mechanism that may inhibit the growth of breast, endometrial and other tumors. The activated form of the progesterone receptor (APR) has the potential to function as a biomarker of anti-progestin activity.

About Arno Therapeutics

Arno Therapeutics is a clinical stage biopharmaceutical company developing innovative products for the treatment of cancer.  Arno has exclusive worldwide rights to develop and market three innovative anti-cancer product candidates.  These compounds are in clinical or preclinical development as product candidates to treat hematologic malignancies and solid tumors.  For more information about the company, please visit www.arnothera.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include, without limitation, statements regarding the timing, progress and anticipated results of the clinical development of onapristone, statements regarding Arno’s use and development of, and the potential effectiveness of, a diagnostic test to identify patients with APR tumors, as well as Arno's strategy, future operations, outlook, milestones, future financial position, future financial results, plans and objectives. Arno may not actually achieve these plans, intentions or expectations and Arno cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make. Such factors include, among others, risks that the results of clinical trials will not support our claims or beliefs concerning the effectiveness of onapristone or any of our other product candidates, our ability to successfully develop a diagnostic to identify APR tumors, our ability to finance the development of our product candidates, regulatory risks, and our reliance on third party researchers and other collaborators. Additional risks are described in the company's Annual Report on Form 10-K for the year ended December 31, 2012. Arno is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.